EXHIBIT 10.19

AMENDMENT TO
EMPLOYMENT AGREEMENT

This AMENDMENT (this “Amendment”) to the Employment Agreement (the “Employment Agreement”), dated as of August 13, 2004 and as previously amended on December 2, 2004, between Interline Brands, Inc., a New Jersey corporation (the “Company”), and Michael J. Grebe (“Executive”) is dated as of December  31, 2008.

WHEREAS, the Company and Executive wish to amend the Employment Agreement as provided herein to reflect certain changes required to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the mutual agreements and understandings set forth herein, the parties hereby agree as follows:

1.             Except as defined herein, capitalized terms used herein shall have the meanings ascribed to such terms in the Employment Agreement.

2.             Amendment to Section 1.4 of the Employment Agreement.  The definition of “Change in Control” is hereby amended by adding the following language at the end thereof to read as follows:

“Moreover, in the event that payments hereunder would otherwise be considered “deferred compensation” subject to Section 409A, a Change in Control shall not be deemed to occur unless the event giving rise to the Change in Control satisfies the definition of a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to Section 409A of the Code and any Treasury Regulations promulgated thereunder.”

3.             Amendment to Section 5.2 of the Employment Agreement.  Section 5.2 of the Employment Agreement is hereby amended by adding the following language at the end thereof to read as follows:

“Any bonus payable hereunder shall be paid in any event on or prior to March 15 of the year following the year such bonus is earned.”

4.             Amendment to Section 5.5 of the Employment Agreement.  Section 5.5 of the Employment Agreement is hereby amended by adding the following language at the end thereof to read as follows:

“To the extent that any reimbursements pursuant to this Section 5.5 or otherwise under Section 5 of this Agreement are taxable to Executive, any such reimbursement payment due to Executive shall be paid to Executive as promptly as practicable, and in all events on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred.  Any such reimbursements are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that Executive receives in one taxable year shall not affect the amount of such benefits or reimbursements that Executive receives in any other taxable year.”

5.             Amendment to Section 6 of the Employment Agreement.

(a)           Sections 6.1 and 6.2 of the Employment Agreement are each hereby amended to provide that any payments of a pro-rata Bonus shall be payable at such time as bonuses for the relevant year would have otherwise been paid had Executive’s employment not terminated.

(b)           Section 6.3 of the Employment Agreement is hereby amended to provide that, if necessary to comply with Section 409A, the amount payable under Section 6.3(a) (Base Salary lump sum payment) shall be payable shall be paid in the form of salary continuation for a period of two years from the date of the Executive’s termination (provided that if the date of the Executive’s termination occurs during the two-year period following a Change in Control, such amount shall be payable in a lump sum upon the date of termination).

(c)           Section  6.9 of the Employment Agreement is amended by adding the following language at the end thereof to read as follows:

“Executive shall execute and deliver such release the Company within 60 days following the date of Executive’s termination of employment.  Notwithstanding anything to the contrary in this Agreement, in the event that such payments hereunder would otherwise be considered “deferred compensation” subject to Section 409A, any such payments shall not commence until the 61st day following the Date of Termination.”

6.             A new Section 14 of the Employment Agreement is hereby added to read as follows:

“14.         Section 409A.

(i)            For purposes of this Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (and such other Treasury or Internal Revenue Service guidance) as in effect from time to time.   The parties intend that any amounts payable hereunder that could constitute “deferred compensation” within the meaning of Section 409A will comply with Section 409A, and this Agreement shall be administered, interpreted and construed in a manner that does not result in the imposition of additional taxes, penalties or interest under Section 409A.  In this regard, the provisions of this Section 18 shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A.   Notwithstanding the foregoing, the Company does not guarantee any particular tax effect, and Executive shall be solely responsible and liable for the satisfaction of all taxes, penalties and interest that may be imposed on or for the account of Executive in connection with this Agreement (including any taxes, penalties and interest under Section 409A), and neither the Company nor any affiliate shall have any obligation to indemnify or otherwise hold Executive (or any beneficiary) harmless from any or all of such taxes, penalties or interest.  With respect to the time of payments of any amounts under this Agreement that are “deferred compensation” subject to Section 409A, references in this Agreement to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A.  For purposes of Section 409A, each of the payments that may be made under this Agreement are designated as separate payments.

(ii)  Notwithstanding anything in this Agreement to the contrary, if Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code and is not “disabled” within the meaning of Section 409A(a)(2)(C) of the Code, no payments under this Agreement that are “deferred compensation” subject to Section 409A shall be made to Executive prior to the date that is six months after the date of Executive’s “separation from service” (as defined in Section 409A) or, if earlier, Executive’s date of death.  Following any applicable six month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A that is also a business day.

(iii)          In addition, for a period of six months following the date of separation from service, to the extent that the Company reasonably determines that any of the benefit plan coverages are described in Section 6.3(c) are “deferred compensation” and may not be exempt from U.S. federal income tax, Executive shall in advance pay to the Company an amount equal to the stated taxable cost of such coverages for six months (and at the end of such six-month period, Executive shall be entitled to receive from the Company a reimbursement of the amounts paid by Executive for such coverages), and any payments, benefits or reimbursements paid or provided to Executive under Section 6.3(c) of this Agreement shall be paid or provided as promptly as practicable, and in all events not later than the last day of the third taxable year following the taxable year in which the Executive’s separation from service occurs.

(iv)          For the avoidance of doubt, it is intended that any indemnification or expense reimbursement made hereunder shall be exempt from Section 409A.  Notwithstanding the foregoing, if any indemnification or expense reimbursement made hereunder shall be determined to be “deferred compensation” within the meaning of Section 409A, then (i) the amount of the indemnification or expense reimbursement during one taxable year shall not affect the amount of the indemnification or expense reimbursement during any other taxable year, (ii) the indemnification or expense reimbursement shall be made on or before the last day of Executive’s taxable year following the year in which the expense was incurred, and (iii) the right to indemnification or expense reimbursement hereunder shall not be subject to liquidation or exchange for another benefit.

(v)           Any payment by the Company of any Special Reimbursement provided in Section 6.8 of this Agreement will be paid as provided therein but in all events not later than the end of Executive’s taxable year next following Executive’s taxable year in which Executive remits the related taxes, and any other indemnification payment provided in Section 6.8 of this Agreement shall be paid to Executive as provided therein but in all events on or before the last day of Executive’s taxable year following the taxable year in which the taxes that are the subject of the claim are remitted to the taxing authority or where, as a result of such claim, no taxes are remitted, by the end of Executive’s taxable year following Executive’s taxable year in which the claim is completed (if an audit) or there is a final and nonappealable settlement or other resolution of the claim.”

7.             Continuing Effect of Employment Agreement.  Except as expressly modified hereby, the provisions of the Employment Agreement are and shall remain in full force and effect.

8.             Governing Law.  This Amendment shall be governed by, construed under, and interpreted in accordance with the laws of the State of Florida applicable to agreements made and to be wholly performed within that State, without regard to its conflict of laws provisions or any conflict of laws provisions of any other jurisdiction which would cause the application of any law other than that of the State of Florida.

9.             Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment on the date first written above.

INTERLINE BRANDS, INC.

/s/ Thomas J. Tossavainen
By: Thomas J. Tossavainen
Its: Chief Financial Officer

EXECUTIVE

/s/ Michael J. Grebe
Michael J. Grebe

[Signature page to amendment to
Employment Agreement between the Company and Michael J. Grebe]